Exhibit 23.0









                        INDEPENDENT ACCOUNTANTS' CONSENT




The Board of Directors
First Sentinel Bancorp, Inc.:


We consent to incorporation by reference in the Registration Statements No. 333-85039, No. 333-72057 and No. 333-73237 on Form S-8, of our report dated
January 18, 2002, relating to the consolidated statements of financial condition of First Sentinel Bancorp, Inc. and Subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report is incorporated by reference in the December 31, 2001 Annual Report on Form 10-K of First Sentinel Bancorp, Inc.




                                            KPMG LLP




Short Hills, New Jersey
March 29, 2002